                                                                     Exhibit 4.2


                          SECURITIES PURCHASE AGREEMENT



         THIS SECURITIES PURCHASE AGREEMENT (the "Agreement") dated as of April 17, 2001, as amended on September 26, 2001, among NOVAZYME PHARMACEUTICALS, INC., a Delaware corporation (the "COMPANY") and THE SEVERAL PURCHASERS NAMED IN
SCHEDULE 2.1 (each a "PURCHASER" and collectively, the "PURCHASERS").

         WHEREAS, the Company wishes to issue and sell to the Purchasers, an aggregate of up to 1,780,000 shares of the Company's authorized but unissued Series B Convertible Participating Preferred Stock (collectively, the "PURCHASED SECURITIES") and

         WHEREAS, the Purchasers, severally and not jointly, wish to purchase such securities on the terms and subject to the conditions set forth in this Agreement;

         NOW THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         For all purposes of this Agreement the following terms shall have the meanings set forth in this Article I:

         "ACCREDITED INVESTOR" means an "accredited investor" as defined in Rule 501 of the Securities Act (as defined herein).

         "ADDITIONAL PURCHASER(S)" means the Purchasers identified as "Additional Purchasers" on SCHEDULE 2.1 to this Agreement.

         "ADDITIONAL PURCHASER CLOSING" has the meaning specified in Section 2.1(b) of this Agreement.

         "ADDITIONAL PURCHASER CLOSING DATES" has the meaning specified in
Section 2.2(b) of this Agreement.

         "ADDITIONAL PURCHASER AGREEMENT" has the meaning specified in Section 2.1(b) of this Agreement.

         "AFFILIATE" means, as applied to the Company or any other specified Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company (or other specified Person) and shall also include (a) any Person who is a director or beneficial owner of at least 5% of the Company's then outstanding Capital Securities (or other specified Person) and Family Members of any such Person, (b) any Person of which the

Company (or other specified Person) or an Affiliate, as defined in clause (a) above, of the Company (or other specified Person) shall, directly or indirectly, either beneficially own at least 10% of the Company's then outstanding Capital Securities or constitute at least a 10% equity participant, and (c) in the case of a specified Person who is an individual, any Family Member of such Person. Notwithstanding the foregoing, the Purchasers shall not be considered "Affiliates" of the Company under this Agreement.

         "BLUE SKY FILINGS" has the meaning specified in Section 3.5 of this Agreement.

         "BUDGET" means the budget approved by the Board of Directors in accordance with the Certificate of Designation.

         "BUSINESS DAY" means any day other than a Saturday, Sunday or a legal holiday in Boston, Massachusetts or any other day on which commercial banks in such State are authorized by law or government decree to close.

         "CAPITAL SECURITIES" means, as to any Person that is a corporation, the authorized shares of such Person's capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the ownership shares in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, less, deduction and credit and similar items from such Person, whether or not such shares include voting or similar rights entitling the holder thereof to exercise control over such Person.

         "CERTIFICATE OF DESIGNATION" means the Amended Certificate of Designation of Series A Convertible Participating Preferred Stock and Certificate of Designation of Series B Convertible Participating Preferred Stock of Novazyme Pharmaceuticals, Inc., as filed with the Delaware Secretary of State on or before the date hereof, in the form of EXHIBIT A hereto.

         "CHARTER" means, as to a corporation, the articles or certificate of incorporation, as to a general or limited partnership, the joint venture or partnership agreement or articles or other organizational document, as to a limited liability company, the operating or limited liability company agreement or articles or certificate of formation, and as to any other Person other than an individual, any statute, articles or other organizational document, each as from time to time amended or modified.

         "CLINICAL TRIAL CLEARANCE AMOUNT" means the number of shares of Series B Preferred Stock specified in SCHEDULE 2.1 to be purchased by a Purchaser pursuant to Section 2.1(a)(iv). In the case of the Initial Purchasers, such amount shall equal fifty percent (50%) of the Initial Purchased Securities, and in the case of the Additional Purchasers, such amount shall not exceed the number of shares to which such Additional Purchasers shall have the right to purchase under Section 5.2 of the Stockholders' Agreement.

         "CLINICAL TRIAL CLEARANCE NOTICE" means the date upon which the Company gives written notice to the Purchasers that the Company has received clearance under U.S. Food and Drug Administration regulations and controlling statutory provisions to commence human clinical trials for a therapeutic for Pompe Disease.

         "CLOSING" shall mean, collectively, the Initial Closing and any Subsequent Closings and/or Additional Purchaser Closings (each as defined herein).

         "CLOSING DATE" shall mean, collectively, the Initial Closing Date and any of the Subsequent Closing Dates or Additional Purchaser Closing Dates (each as defined herein).

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMMON STOCK" has the meaning specified in Section 3.4 of this Agreement.

         "COMPANY" has the meaning specified in the introduction to this Agreement.

         "CONSOLIDATED" or "CONSOLIDATED" means, with reference to any term defined herein, that term as applied to the Company's accounts and all of its Subsidiaries' accounts that may in accordance with GAAP be consolidated with the Company.

         "CONTRACTS" has the meaning specified in Section 3.12 of this Agreement.

         "CONVERTIBLE DEBENTURES" means any of the series of 8% convertible debentures of the Company issued to Neose pursuant to that certain Securities Purchase Agreement dated as of May 18, 2000 by and between the Company and Neose.

         "CONVERTIBLE SECURITIES" means securities or obligations, that are exercisable for, convertible into or exchangeable for shares of Common Stock, including without limitation all shares of the Series B Preferred Stock, shares of the Series A Preferred Stock, Convertible Debentures, options, warrants or other rights to subscribe for or purchase Common Stock or to subscribe for or purchase other Capital Securities or obligations that are, directly or indirectly, convertible into or exchangeable for Common Stock.

         "DAMAGES" has the meaning specified in Section 9.1 of this Agreement.

         "DELIVERY DATE" has the meaning specified in Section 16.2 of this Agreement.

         "DOLLARS" and the sign "$" mean lawful money of the United States of America.

         "EFFECTIVE TIME" shall have the meaning set forth in the Merger Agreement.

         "EMPLOYEE BENEFIT PLAN" means any employee benefit plan within the meaning of Section 3(3) of ERISA maintained or contributed to by the Company or any ERISA Affiliate, other than a Multiemployer Plan.

         "EMPLOYEE OPTIONS" has the meaning specified in Section 3.4(e) of this Agreement.

         "ERISA" means the Employee Retirement Income Security Act of 1974, any successor statute of similar import, and the rules and regulations thereunder, collectively, and from time to time amended and in effect.

         "ERISA AFFILIATE" means any Person, which is treated as a single employer with the Company under Section 414 of the Code.

         "FAMILY MEMBER" means, as applied to any individual, such individual's spouse, child (including a stepchild or an adopted child) grandchild, parent, brother or sister thereof or any spouse of any of the foregoing, and each trust created for the exclusive, benefit of one or more of them.

         "FOUNDER" means William M. Canfield, M.D., Ph.D.

         "FULLY DILUTED BASIS" has the meaning specified in Section 3.4(1) of this Agreement.

         "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" or "GAAP" means accounting principles which are (a) consistent with the principles promulgated or adopted by the United States Financial Accounting Standards Board and its predecessors and other recognized principle setting bodies, in effect from time to time, (b) applied on a basis consistent with prior periods, and (c) such that a certified public accountant would, insofar as the use of accounting principles is pertinent, be in a position to base an opinion as to financial statements in which such principles have been properly applied.

         "GENZYME" shall mean Genzyme Corporation, a Massachusetts corporation.

         "GENZYME TRANSACTION" shall mean the acquisition of the Company by Genzyme through a merger of a wholly owned subsidiary of Genzyme with and into the Company in accordance with the terms and conditions of the Merger Agreement.

         "GUARANTEED PENSION PLAN" means any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Company or any ERISA Affiliate, the benefits of which are guaranteed on termination in full or in part by the Pension Benefit Guaranty Corporation pursuant to Title IV of ERISA, other than a Multiemployer Plan.

         "HISTORICAL FINANCIAL STATEMENTS" means, on a consolidated and consolidating basis for each of the Company and its Subsidiaries, the audited balance sheet and statement of operations, statement of cash flows and statement of stockholders' equity for the year ended December 31, 2000, and the unaudited balance sheet and statement of operations, statement of cash flows and. statement of stockholders' equity for the two months ended February 28, 2001.

         "IND FILING NOTICE" means the date upon which the Company gives written notice to the Purchasers that the Company has filed an Investigational New Drug Application with the U.S. Food and Drug Administration for a therapeutic for Pompe Disease.

         "IND FILING PURCHASE AMOUNT" means the number of shares of Series B Preferred Stock specified in SCHEDULE 2.1 to be purchased by a Purchaser pursuant to Section 2.1(a)(iii). In the case of the Initial Purchasers, such amount shall equal fifty percent (50%) of the Initial Purchased Securities for such Initial Purchaser, and in the case of the Additional Purchasers, such amount shall not exceed the number of shares to which such Additional Purchasers shall have the right to purchase under Section 5.2 of the Stockholders' Agreement.

         "INDEBTEDNESS" means all obligations, contingent and otherwise, which in accordance with GAAP should be classified on the obligor's balance sheet as liabilities, or to which reference should be made by footnote thereto, including without limitation, in any event and whether or not so classified: (i) all debt and similar monetary obligations, whether direct or indirect; (ii) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (iii) all guaranties, endorsements and other contingent obligations whether direct or indirect in respect of Indebtedness or performance of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase Indebtedness, or to assure the owner of Indebtedness against loss, through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; and (iv) obligations to reimburse issuers of any letters of credit.

         "INDEMNITEE" has the meaning specified in Section 9.1 of this Agreement.

         "INITIAL CLOSING" has the meaning specified in Section 2.2(a) of this Agreement.

         "INITIAL CLOSING DATE" has the meaning specified in Section 2.2(a) of this Agreement. "INITIAL PURCHASED SECURITIES" has the meaning specified in
Section 2.1 (a) of this Agreement.

         "INITIAL PURCHASER" means those Purchasers identified as "Initial Purchasers" on SCHEDULE 2.1 to this Agreement.

         "INTANGIBLE PROPERTY" has the meaning specified in Section 3.15 of this Agreement.

         "KNOWLEDGE" or "KNOWLEDGE" means, the good faith actual knowledge of such Person, after due and proper inquiry and such due diligence as is reasonably required for such Person to make an informed representation or warranty as to such Person's "knowledge" of a matter.

         "LETTER" has the meaning specified in Section 16.2 of this Agreement.

         "LICENSES" has the meaning specified in Section 3.17 of this Agreement.

         "LIEN" means (a) any encumbrance, mortgage, pledge, lien, charge or other security interest of any kind upon any property or assets of any character, or upon the income or profits therefrom; (b) any acquisition of or agreement to have an option to acquire any property or assets upon conditional sale or other title retention agreement, device or arrangement (including a capitalized lease); or (c) any sale, assignment, pledge or other transfer for security of any accounts, general intangibles or chattel paper, with or without recourse.

         "MATERIAL ADVERSE EFFECT" means (a) an adverse effect on the validity or enforceability of this Agreement or any of the Related Agreements in any material respect; (b) an adverse effect on the condition (financial or other), business, results of operations, ability to conduct business or properties of the Company and its Subsidiaries, taken as a whole; or (c) an impairment of the ability of the Company to fulfill its obligations under this Agreement or any of the Related Agreements in any material respect.

         "MERGER AGREEMENT" shall mean that certain Agreement and Plan of Merger, by and among the Company, Genzyme and Rodeo Merger Corp, a wholly owned subsidiary of Genzyme, dated as of August 6, 2001, a copy of which is attached hereto as EXHIBIT A.

         "MULTIEMPLOYER PLAN" means a multiemployer plan within the meaning of
Section 3(37) of ERISA.

         "NEOSE" means Neose Technologies, Inc., a Delaware corporation.

         "NEOSE RIGHTS AGREEMENT" means that certain Amended and Restated Rights Agreement between the Company and Neose dated February 26, 2001.

         "OPTIONAL PURCHASE NOTICE" has the meaning specified in Section 2.1(a) of this Agreement.

         "PARENT COMMON STOCK" shall have the meaning set forth in the Merger Agreement.

         "PER SHARE PRICE" has the meaning specified in Section 2.1(a) of this Agreement.

         "PERSON" means an individual, partnership, corporation, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof.

         "PURCHASED SECURITIES" has the meaning specified in the introduction to this Agreement.

         "PURCHASERS" means the several purchasers named in SCHEDULE 2.1, including the Initial Purchasers and any Additional Purchasers subsequently named therein, and a "PURCHASER" means any one of them.

         "REGISTRABLE SECURITIES" means those shares of Common Stock issuable upon conversion of the Series B Preferred Stock.

         "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement dated as of September 13, 2000, among the Company and the holders named therein, as amended by Amendment No. 1 to Registration Rights Agreement dated April 17, 2001, in the form of Exhibit C hereto.

         "RELATED AGREEMENTS" means the Registration Rights Agreement, the Stockholders' Agreement, the Certificate of Designation and any Additional Purchaser Agreements.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

         "SERIES A PREFERRED STOCK" has the meaning specified in Section 3.4(a) of this Agreement.

         "SERIES A PURCHASE AGREEMENT" has the meaning specified in Section 3.10 of this Agreement.

         "SERIES B PREFERRED STOCK" has the meaning specified in Section 3.4(a) of this Agreement.

         "STOCK OPTION PLAN" has the meaning specified in Section 3.4(e) of this Agreement.

         "STOCKHOLDERS' AGREEMENT" means the Amended and Restated Stockholders' Agreement dated as of April 17, 2001, among the Company and each of the parties named therein as "Holders", a copy of which is attached as EXHIBIT B hereto.

         "SUBSEQUENT CLOSINGS" has the meaning specified in Section 2.2(c) of this Agreement.

         "SUBSEQUENT CLOSING DATES" has the meaning specified in Section 2.2(c) of this Agreement.

         "SUBSIDIARY" means any Person of which the Company or other specified Person now or hereafter shall at the time own directly or indirectly through a Subsidiary or another Person at least a majority of the outstanding Capital Securities (or other shares of beneficial interest) entitled to vote generally; and the term "Subsidiaries" means all such Persons collectively.

         "TAXES" or "TAX" means (a) all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon the Company with respect to all periods or portions thereof ending on or before the date hereof, and/or (b) any liability of the Company for the payment of any amounts of the type described in the immediately preceding clause (a) as a result of being a member of an affiliated or combined group.

         "THIRD PARTY CLAIMS" has the meaning specified in Section 9.1 of this Agreement.

         "USRPHC" has the meaning specified in Section 16.2 of this Agreement.

                                   ARTICLE II

                    SALE AND PURCHASE OF PURCHASED SECURITIES

         SECTION 2.1. SALE AND PURCHASE OF PURCHASED SECURITIES.

         (a) PREVIOUS PURCHASES. Each Purchaser has previously purchased, and the Company has previously issued to such Purchaser, the number of shares of Series B Preferred Stock set forth on SCHEDULE 2.1 in the column captioned "Initial Purchased Securities" (the "INITIAL PURCHASED SECURITIES") opposite the name of such Purchaser. Each Purchaser hereby acknowledges that except as provided in this Section 2.1, such Purchaser has no other rights to purchase by additional shares of Series B Preferred Stock.

         (b) FUTURE PURCHASES.

         (i) MANDATORY IND FILING PURCHASES. No later than fifteen (15) days following the IND Filing Notice, each Purchaser shall purchase (the "REQUIRED IND PURCHASE") the number of shares of Series B Preferred Stock (subject to appropriate adjustment for any stock split, stock dividend, split-up, subdivision, reverse stock split, combination or reclassification of Series B Preferred Stock) set forth on SCHEDULE 2.1 in the column captioned "IND Filing Purchase Amount" opposite the name of such Purchaser (the "IND FILING PURCHASE AMOUNT"), at a price per share of $10.399 (the "PER SHARE PRICE"). Notwithstanding anything to the contrary stated above, the IND Filing Purchase Amount shall be reduced by the number of shares of Series B Preferred Stock that shall equal the difference of (A) the Clinical Trial Clearance Amount (as defined in 2.1(b)(ii) below) less (B) the number of shares of Series B Preferred Stock, if any, that such Purchaser purchased pursuant to 2.1(b)(iii) below, such number not to be less than zero.

         (ii) MANDATORY CLINICAL TRIAL CLEARANCE PURCHASES. No later than fifteen (15) days following the Clinical Trial Clearance Notice, each Purchaser shall purchase (the "REQUIRED CLINICAL TRIAL PURCHASE") the number of shares of Series B Preferred Stock (subject to appropriate adjustment for any stock split, stock dividend, split-up, subdivision, reverse stock split, combination or reclassification of Common Stock) set forth on
                  SCHEDULE 2.1 in the column captioned "Clinical Trial Clearance Amount" opposite the name of such Purchaser (the "CLINICAL TRIAL CLEARANCE AMOUNT"), less any number of shares of Series B Preferred Stock purchased pursuant to 2.1(b)(i) and 2.1(b)(iii), at the Per Share Price, such number not to be less than zero;

         (iii) VOLUNTARY PURCHASES. Notwithstanding any of the foregoing, at any time or from time to time, each Purchaser shall have the option (the "OPTIONAL PURCHASE RIGHT") to require the Company, by delivering written notice to the Company (the "OPTIONAL PURCHASE NOTICE") set forth as EXHIBIT B-1 (if before the Effective Time of the Genzyme Transaction) or EXHIBIT B-2 (if after the Effective Time of the Genzyme Transaction), attached hereto, as applicable, to issue and sell to such Purchaser on a date mutually agreed upon by the Company and such Purchaser, but in no event later than 5 business days following the date of the Optional Purchase Notice, the number of shares of Series B Preferred Stock, subject to Section 2(c), (subject to appropriate adjustment for any stock split, stock dividend, split-up, subdivision, reverse stock split, combination or reclassification of Common Stock) set forth on SCHEDULE 2.1 in the column captioned "Voluntary Purchase Amount" opposite the name of such Purchaser (the "VOLUNTARY PURCHASE AMOUNT"), less any number of shares of Series B Preferred Stock purchased pursuant to 2.1(b)(i) and 2.1(b)(ii), at the Per Share Price, such number not to be less than zero.

         (iv) LIMITATION ON NUMBER OF SHARES. No Purchaser shall be required to, nor have the right to, purchase pursuant to this Section
                  2.1 more than that number of shares of Series B Preferred Stock equal to the Voluntary Purchase Amount.

         (c) RIGHT TO ACQUIRE PARENT COMMON STOCK FOLLOWING THE GENZYME TRANSACTION. Notwithstanding any of the foregoing, immediately following the Effective Time of the Genzyme Transaction, and pursuant to the terms of the Merger Agreement, the Required IND Purchase, the Required Clinical Trial Purchase and the Optional Purchase Right shall, automatically and without any action by the Company or any Purchaser, become the right (the "ASSUMED PREFERRED STOCK PURCHASE RIGHT") to purchase shares of Parent Common Stock, and, upon exercise of such Assumed Preferred Stock Purchase Right, Genzyme shall issue, that number of shares of Parent Common Stock in each case, as determined pursuant to Section 1.7(e) of the Merger Agreement (the "ASSUMED PURCHASE RIGHT SHARES"), at a purchase price per share as determined pursuant to Section 1.7(e) of the Merger Agreement (the "ASSUMED PREFERRED STOCK PURCHASE PRICE").

         (d) ADJUSTMENT UPON CERTAIN EVENTS. If after the Effective Time there is a change in the number of issued and outstanding shares of Parent Common Stock as the result of a reclassification, subdivision, recapitalization, combination, exchange, stock split (including reverse stock split), stock dividend or distribution or other similar transaction, the number of shares of Parent Common Stock a Purchaser shall have the obligation or the right to purchase pursuant to this Agreement shall be equitably adjusted to give effect to such event.

         (e) NET EXERCISE. In lieu of making a cash payment for the Exercise Price (as defined below) of an Assumed Preferred Stock Purchase Right, the Purchaser may pay all or such portion of such Exercise Price by electing not to receive all of such Assumed Purchase Right Shares but only to receive that number of such Assumed Purchase Right Shares as shall be determined in accordance with the following formula:

                                     X = Y(A-B)
                                         ------
                                            A

Where:                     X =  the number of shares of Parent Common Stock to
                                be issued to the Purchaser pursuant to this
                                Section 2.1(e)

                           Y =  the number of Assumed Purchase Right
                                Shares for which the Assumed Preferred Stock
                                Purchase Right is being exercised as of the date the Assumed Preferred Stock Purchase Right is being exercised (the "EXERCISE DATE")

                           A = the closing price per share of Parent Common Stock as reported by The Nasdaq National Market, rounded to the fourth decimal place as of the applicable Exercise Date of a share of Parent Common Stock constituting such Assumed Purchase Right Shares

                           B =  the exercise price in effect as of the
                                applicable Exercise Date of a share of Parent Common Stock constituting such Assumed Purchase Right Shares

         For purposes of this Section 2(e), the "Exercise Price" for all or any portion of the Assumed Purchase Right Shares held by a Purchaser shall equal (a) the Assumed Preferred Stock Purchase Price, multiplied by (b) the number of Assumed Purchase Right Shares payable in respect of the number of shares of Parent Common Stock for which the Assumed Preferred Stock Purchase Right is being exercised.

         The Purchaser may elect to make payment of all or any portion of such aggregate Exercise Price pursuant to, and in the manner set forth in this
Section 2.1(e) by submitting to Genzyme after the Effective Time at its principal office a notice of such net issue exercise, which is attached hereto as EXHIBIT C.


                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, this Securities Purchase Agreement has been executed under seal by the parties hereto as of the day and year first above written.

"COMPANY":                           NOVAZYME PHARMACEUTICALS, INC.
                                     f/k/a Targeted Therapy, Inc.


                                     By:  /s/ JOHN F. CROWLEY
                                          -------------------------------------
                                          John F. Crowley
                                          President and Chief Executive Officer


"PURCHASERS":


                                     By:
                                          -------------------------------------
                                          Name:
                                          Title: